United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

SHFL entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive, Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2013, SHFL entertainment, Inc. (NASDAQ Global Select Market: SHFL) (the "Company"), entered into a new employment agreement (the "Agreement") with Roger Snow as its Executive Vice President and Chief Product Officer. The term of Mr. Snow's Agreement is from January 25, 2013 through January 31, 2016, although the Company may terminate his employment at any time for any reason or for no reason. The Agreement provides Mr. Snow with an annual base salary of $300,000 effective as of January 12, 2013. Pursuant to the Agreement, Mr. Snow is entitled to participate in any bonus programs for the Company's executive officers and/or any individual performance bonus program authorized by the Board of Directors of the Company (the “Board”). Effective for fiscal year 2013, Mr. Snow will be eligible for an annual cash bonus with a target bonus of no less than sixty percent of his fiscal 2013 annual base salary.

Pursuant to the terms of his new Agreement, commencing with fiscal 2013 and during the term of Mr. Snow's employment, Mr. Snow shall be eligible to receive a special equity grant of restricted stock units (“RSUs”) based on the achievement of an amount of gross revenues for certain of the Company's table games meeting or exceeding the threshold revenue for such table games as established in the Company's annual budget and approved by the Board. The special equity grant for meeting or exceeding the threshold amount will be an amount of RSUs having an aggregate value (based upon the closing stock price on the date of grant) equal to Mr. Snow's annual base salary at the time of the grant, plus 1% of his annual base salary for each full 1% over the threshold amount. All RSUs issued under his special equity grant shall vest over 4 consecutive years, at the rate of 25% per year, beginning with the grant date, and continuing for 3 years on each successive annual 12-month anniversary date thereafter, provided that, on each such annual anniversary date, Mr. Snow is still employed on a full-time basis by the Company, and further provided that Mr. Snow has not breached and is not in breach of the Agreement.

In the event of any termination of Mr. Snow's employment with the Company without cause, for good reason, or if the employment period expires and the Company does not renew or extend Mr. Snow's employment, then Mr. Snow shall receive (i) his accrued annual base salary earned but not yet paid through the termination date, (ii) severance in an amount equal to one-half of his annual base salary paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company, and (iii) in exchange for the restrictive covenants contained in the employment agreement, an amount equal to one-half of his annual base salary paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company. In addition, through the earlier of (i) twelve months from the termination date or the maximum number of months that COBRA coverage is available by law, whichever is less, or (ii) Mr. Snow's date of employment by a subsequent employer, the Company shall pay the premiums for Mr. Snow's (and his spouse's and dependents' if applicable) COBRA coverage. In the event of Mr. Snow's death or disability (as defined in the employment agreement), Mr. Snow or his estate shall receive a lump sum payment equal to his accrued annual base salary earned but not yet paid through the termination date and an amount equal to six months of his annual base salary. In such event, the Company shall pay six months health coverage for him, his spouse and dependents, and any disability or life insurance benefits. In addition, all of Mr. Snow's equity shall accelerate and immediately vest.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, effective as of January 25, 2013, between SHFL entertainment, Inc. and Roger Snow.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHFL entertainment, Inc.
(Registrant)

Date: January 31, 2013

/s/ MICHAEL GAVIN ISAACS
Michael Gavin Isaacs
Chief Executive Officer